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                                                                    EXHIBIT 12.1


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                     THREE MONTHS
                                                        ENDED                           YEAR ENDED DECEMBER 31,
                                                    --------------                      -----------------------
                                                    MARCH 31, 2003       2002        2001         2000         1999        1998
                                                    --------------       ----        ----         ----         ----        ----
Income before minority interest and income taxes... 37,956             174,084     144,664      $160,949     $215,132     $81,428

Fixed charges:

     Interest expense and amortization of debt
     issuance costs................................  5,441              25,322      14,940      $ 15,962      $11,971     $13,765

     Interest portion of leases(1).................  1,323               5,323       3,714         3,442        2,969       2,093
                                                    ------             -------     -------      --------      -------     -------

(A)  Income before minority interest and income
     taxes plus fixed charges...................... 44,720             204,729     163,318      $180,353     $230,072     $97,286

(B)  Fixed charges.................................  6,764              30,645      18,654      $ 19,404     $ 14,940     $15,858

Ratio of earnings to fixed charges (A/B)...........    6.6x                6.7x        8.8x          9.3x        15.4x        6.1x
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(1)  The percentage of rent included in the calculation of the interest portion of leases, 33%, is a reasonable approximation of the interest factor.